FORCE ENERGY ZORO1 CLAIM LITHIUM VALUES-TRENCHES 1 THROUGH 16 (MAIN ZONE) AND OTHER HISTORIC TRENCHES (Northeast)

Bubble and Gridded Data Plots

Comments: High concentrations in the channel samples collected from trenches 1 through 16 are apparent. The samples collected from historic trenches to the northeast of the Main Showing have nil Li in the assay data. These data confirm the presence of high concentrations of lithium in the deposit. Insignificant concentrations of other metals are present.

The absence of grab samples in the plots changes the perspective- high-contrast assay results from a variety of trenches is apparent.

TRENCHES 1 THROUGH 16 (MAIN ZONE) ONLY (No Grabs)

CONCLUSION: The presence of significantly elevated lithium (as lithium dioxide or lithium carbonate) in historic trenches on the property is confirmed. The next step in the evaluation is a review of the potential in the third dimension which will require a drill program.

Mark Fedikow Ph.D. P.Eng. P.Geo. C.P.G.

Mount Morgan Resources Ltd.

50 Dobals Road North

Lac du Bonnet, Manitoba,

CANADA R0E 1A0